                        AMENDMENT TO EMPLOYMENT AGREEMENT

         AMENDMENT (the "Amendment"), dated as of August 18, 2003, to the amended and restated employment agreement, dated as of May 9, 2000 (the
"Employment Agreement"), as amended by the letter agreement dated as of June 18,
2001 (the "Letter Amendment") (the Employment Agreement, as amended by the
Letter Amendment, shall be referred to as the "Agreement") between REVLON
CONSUMER PRODUCTS CORPORATION ("RCPC" and together with its parent Revlon, Inc.
and its subsidiaries, the "Company") and Douglas H. Greeff (the "Executive").

         RCPC wishes to continue the employment of the Executive with the
Company, and the Executive wishes to accept continued employment with the
Company on the terms and conditions set forth in the Agreement, as amended by this Amendment (capitalized terms used herein without definition being used with the meanings ascribed to them in the Agreement). Accordingly, RCPC and the
Executive hereby amend the Agreement, effective as of August 18, 2003, as follows:

         1.       Employment, Duties.  Section 1.1 of the Agreement is hereby amended to read in its entirety:

                  "1.1 Employment, Duties. RCPC hereby employs the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company as the executive responsible for RCPC's strategic financing and to perform such other duties consistent with such position as may be assigned by the Chief Executive Officer of
         Revlon, Inc. (the "CEO"). The Executive's title shall be Executive Vice
         President, Strategic Finance, or such other titles of at least equivalent level and consistent with the Executive's duties from time to time as may be assigned to the Executive by the CEO. The Executive shall report to the CEO. The Executive shall continue to be a member of
         RCPC's Operating Committee. The Executive's primary duties shall include working on the Company's longer term financings including, without limitation, the Company's current bank credit agreement and the
         Company's other indebtedness (the "Refinancing")."

         2.       Term.  Section 2 of the Agreement is hereby amended to read in its entirety:

                  "2.      Term of Employment; Certain Post-Term Benefits.
                           -----------------------------------------------

                           2.1 The Term. The Term of the Executive's employment
         under this Agreement (the "Term") shall commence on May 9, 2000 (the
         "Effective Date") and shall end on December 31, 2006. If the
         Executive's employment continues from and after December 31, 2006, the
         Executive shall be deemed an employee at will, provided, however, that the Executive shall be eligible for severance on terms no less favorable than those of the Revlon Executive Severance Policy as in effect on the date of this Agreement upon the Executive's compliance with the terms thereof, provided that the Executive shall be eligible for severance under the Revlon Executive Severance Policy and the period of severance pay and benefits as and to the extent provided under such Policy shall be 24 months, subject to the terms and conditions of the Revlon Executive Severance Policy. For the avoidance of doubt, the Executive shall be eligible for the

         severance pay and benefits described in the preceding sentence, if his employment ends at the end of the Term as a result of the Company's decision not to continue such employment for a reason that would not preclude him from receiving severance pay under the Revlon Executive
         Severance Policy.

                  2.2      Special  Curtailment.  The Term shall end earlier
         than the date provided in Section 2.1, if sooner terminated pursuant to
         Section 4."

         3.       Special Refinancing Bonus. Section 3.2.1 of the Agreement is
hereby added to the Agreement, as follows:

                  "3.2.1 Special Refinancing Bonus. Provided the Executive
         remains continuously employed by the Company through the completion of the Refinancing (for purposes of this Section 3.2.1., the determination of whether and when the Refinancing has been completed shall be in the reasonable judgment of the CEO), or in the event that the Executive's employment shall be terminated (i) by the Company for any reason other than Cause pursuant to Section 4.3 or (ii) by the Executive on account of Good Reason pursuant to Section 4.4, upon the completion of the
         Refinancing the Executive shall receive a Special Refinancing Bonus of not less than $1,000,000, with the opportunity for a greater incentive for achievement of extraordinary results, in all cases the amount of any such greater incentive shall be determined in the sole discretion of the CEO based upon the Executive's performance of the Executive's primary duties, as described in Section 1.1, including the extent to which the Executive has had a direct material impact on the completion of the Refinancing, subject to the approval by the Compensation
         Committee of the Board of Directors. Such Special Refinancing Bonus
         award shall be payable, less applicable withholdings and deductions, by no later than sixty (60) days after the completion of the Refinancing.
         It is understood and agreed that this Special Refinancing Bonus is in addition to any entitlement or eligibility Executive may have under this Agreement or otherwise for any payment of any other bonus compensation, including, without limitation, under Section 3.2 of this
         Agreement or the Revlon Executive Bonus Plan, as such Plan is in effect from time to time."

         4.       Stock Options. Section 3.3 of the Agreement is hereby amended to read in its entirety:

                  "3.3 Stock Options. The Executive shall be granted (i) on the
         Effective Date an option to purchase 100,000 shares of Revlon common stock (ii) subject to the Executive's continued employment not later than February 15, 2001, an option to purchase 50,000 shares of Revlon common stock, and (iii) subject to the Executive's continued employment not later than February 15, 2002, an option to purchase 50,000 shares of Revlon common stock, each with a term of 10 years from the date of grant and an option exercise price equal to the market price of Revlon common stock on the date of grant and otherwise on terms (other than number of shares covered) substantially the same as other senior executives of the Company generally. Subject to the Executive's continued employment with the Company, the options so recommended shall vest and become and remain exercisable as to 25% of the shares subject thereto on each of the first through fourth anniversaries of the date of grant or, if more advantageous to the Executive, on terms no less favorable than options granted to RCPC's senior most executives generally.

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         If prior to the end of the Term, the Company shall terminate the
         Executive other than for Cause pursuant to Section 4.3, or the
         Executive shall terminate his employment on account of Good Reason pursuant to Section 4.4, or if at or after the expiration of the Term, the Company terminates the Executive for a reason that would not preclude him from receiving severance pay under the Revlon Executive
         Severance Policy, the options so recommended in the first sentence of this Section 3.3, as well as the option to purchase 25,000 shares of
         Revlon common stock granted to the Executive on September 17, 2002
         (which vests and becomes and remains exercisable as to 33% of the shares subject thereto on each of the first through third anniversaries of the date of grant), shall vest and be exercisable in accordance with the terms of the Revlon Inc. Amended and Restated 1996 Stock Plan or
         any plan that may replace it, as if the Executive had "retired" with the Company's consent within the meaning of such plan. For purposes of clarification and for the avoidance of doubt, treating options as if
         Executive had "retired" shall mean that each option held by the
         Executive as of the date of such termination shall continue to vest in accordance with its terms and provisions of this Agreement and shall remain exercisable for one year following the later to occur of (i) the date that such option becomes fully vested and exercisable or (ii) the date of such termination."

         5.       Fringe Benefits. The final two sentences of subsection (v)(a)
of Section 3.6 of the Agreement are hereby amended to read as follows:

         "Only a percentage (the "Accrued Percentage") of the amount otherwise payable commencing with the Executive's retirement on or after February
         1, 2018, pursuant to this Section 3.6(v)(a) shall be paid if the
         Executive's employment shall terminate prior to February 1, 2011, as follows: the Accrued Percentage for terminations on or after January
         31, 2001 and prior to January 31, 2002, shall be 9.09% and thereafter,
         9.09% additional to accrue as of each December 31st on which the
         Executive is still employed with the result that the benefit shall be
         100% accrued on and after December 31, 2010. In addition, commencing with the Executive's retirement on or after February 1, 2011 but prior to February 1, 2018, the Executive shall be entitled to receive the applicable Accrued Percentage of the amount payable pursuant to this
         Section 3.6(v)(a) subject to actuarial reduction for such early commencement."

         6.       Company Breach; Other Termination. Subsections (i) and (ii) of
Section 4.4 of the Agreement are hereby amended to read in their entirety:

                  "(i) to make payments in lieu of Base Salary in the amounts prescribed by Section 3.1, to pay the Executive the guaranteed portion of any annual bonus contemplated by Section 3.2 and to continue the
         Executive's participation in the benefits provided for in subsections
         (i), (ii) and (iii) of Section 3.6 (except, in the case of subsection
         (i), the use of the limousine service) (in each case less amounts required by law to be withheld) through December 31, 2006, provided that (1) such benefit continuation is subject to the terms of such plans, (2) group life insurance continuation is subject to a limit of two years pursuant to the terms thereof, (3) the Executive shall cease to be covered by medical and/or dental plans of the Company at such time as the Executive becomes covered by like plans of another company,
         (4) the Executive shall, as a condition, execute such release, confidentiality, non-competition and other covenants as would be required in order for the Executive to receive payments and benefits under the

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         Revlon Executive Severance Policy as in effect on the date of this
         Agreement and (5) any cash compensation paid or payable or any non-cash compensation paid or payable in lieu of cash compensation earned by the
         Executive from other employment or consultancy during such period shall reduce the payments provided for herein payable with respect to such other employment or consultancy (it being understood that the Executive shall have no obligation to repay to the Company any amounts previously paid to the Executive hereunder by the Company as a result of any compensation earned by Executive after the date of such payment), or

                  (ii) to make the payments and provide the benefits prescribed by the Executive Severance Policy of the Company as in effect on the date of this Agreement (except that the provision on Paragraph IIIC(ii)
         establishing a limit of six months of payments shall not be applicable to the Executive) upon the Executive's compliance with the terms thereof, provided, however, that the Executive shall be eligible for severance pay and benefits (as and to the extent provided under the
         Executive Severance Policy) pursuant to this Subsection 4.4 (ii) for a period of 24 months."

         7. Conflict. Except as expressly modified by this Amendment, all provisions of the Agreement shall continue in full force and effect. In the event of any conflict between the terms of this Amendment and the provisions of the Agreement or any other plan, policy, contract, arrangement or agreement between Executive and the Company, the terms of this Amendment shall be controlling.

         As part of this Amendment, RCPC also agrees that it will promptly reimburse the Executive for reasonable and documented attorneys' fees and expenses incurred by the Executive in connection with the review, negotiation and preparation of this Amendment up to a maximum of $5,000.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                             REVLON CONSUMER PRODUCTS CORPORATION

                             By: /s/ JACK L. STAHL
                                 -----------------
                                 Jack L. Stahl
                                 President and Chief Executive Officer

                             /s/ DOUGLAS H. GREEFF
                             ---------------------
                             DOUGLAS H. GREEFF

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